UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________________

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

______________________________________

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

INPIXON

(Name of Registrant as Specified In Its Charter)

________________________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Inpixon
2479 E. Bayshore Road, Suite 195
Palo Alto, CA 94303

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

To be Held on November 24, 2020

Dear Inpixon Stockholders:

NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Stockholders of Inpixon (the “Company”) will be held on November 24, 2020 (the “Annual Meeting”). This year, in light of the COVID-19 outbreak, the Annual Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast to enable our stockholders to participate from any location around the world that is safe and convenient to them. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/INPX2020.

The agenda of the Annual Meeting will be the following items of business, which are more fully described in the accompanying proxy statement (the “Proxy Statement”):

(1)    the election of five directors to serve until our next annual meeting of stockholders or until the election and qualification of their successors;

(2)    the approval, on an advisory basis, of the compensation paid to our named executive officers;

(3)    the approval, on an advisory basis, of the frequency of future advisory votes on the compensation paid to our named executive officers;

(4)    the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;

(5)    the approval of the adjournment of the Annual Meeting, if necessary or advisable, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes to approve the foregoing proposals; and

(6)    the transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement thereof.

All stockholders as of close of business on October 2, 2020 (the “Record Date”) are cordially invited to attend the Annual Meeting virtually.

If you are a stockholder of record, you may vote in one of the following ways:

•        Vote over the Internet, by going to www.proxyvote.com (have your proxy card in hand when you access the website);

•        Vote by Telephone, by calling the toll-free number 1-800-690-6903 (have your proxy card in hand when you call);

•        Vote by Mail, by completing, signing and dating the proxy card provided to you and returning it in the prepaid envelope provided to you; or

•        Vote virtually at the Annual Meeting.

If your shares are held in “street name,” that is, held for your account by a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

We hope that you attend the Annual Meeting. Whether or not you plan to participate in the Annual Meeting, we urge you to take the time to vote your shares.

BY ORDER OF THE BOARD OF DIRECTORS

Nadir Ali	Wendy Loundermon
Chief Executive Officer	Secretary

Palo Alto, California
October 14, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 24, 2020: THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT
www.proxyvote.com.

TABLE OF CONTENTS

Page
Questions and Answers about The Proxy Materials and The Annual Meeting	1
Executive Officers, Directors and Corporate Governance	6
Executive Compensation and Related Information	13
Security Ownership of Certain Beneficial Owners And Management	19
Certain Relationships and Related Party Transactions	20
Proposal One — Election of Directors	23
Proposal Two — Approval, on an Advisory Basis, of the Compensation Paid to Our Named Executive Officers	24
Proposal Three — Approval, on an Advisory Basis, of the Frequency of Future Advisory Votes on the Compensation to be Paid to Our Named Executive Officers	25
Proposal Four — Ratification of The Appointment of our Independent Registered Public Accounting Firm	26
Report of the Audit Committee	28
Requirements for Advance Notification of Nominations and Stockholder Proposals	30
Management Contracts	30
Other Matters	30

i

Inpixon
2479 E. Bayshore Road, Suite 195
Palo Alto, CA 94303

2020 Annual Meeting of Stockholders
to be held November 24, 2020

The 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Inpixon (which may be referred to in this Proxy Statement as the “Company,” “Inpixon,” “we,” “us” or “our”) will be held on November 24, 2020 at 10:00 a.m., Pacific Time. This year, in light of the COVID-19 outbreak, the Annual Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast to enable our stockholders to participate from any location around the world that is safe and convenient to them. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/INPX2020.

The Notice of 2020 Annual Meeting of Stockholders (the “Notice”), this proxy statement (the “Proxy Statement”) and our Annual Report on Form 10-K for the year ended December 31, 2019 (the “Annual Report”) are also available at proxyvote.com. This proxy procedure permits all stockholders of record, many of whom are unable to virtually attend the Annual Meeting, to vote their shares of common stock of the Company (“Common Stock”) at the Annual Meeting.

Our board of directors (the “Board”) has fixed the close of business on October 2, 2020 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponements thereof.

IMPORTANT NOTICE

WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO VOTE OVER THE INTERNET, BY TELEPHONE, OR MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. VOTING BY USING THE ABOVE METHODS WILL NOT PREVENT YOU FROM VOTING VIRTUALLY AT THE ANNUAL MEETING.

THANK YOU FOR ACTING PROMPTLY

ii

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

What are proxy materials?

The accompanying proxy is delivered and solicited on behalf of our Board in connection with the Annual Meeting to be held on November 24, 2020 at 10:00 a.m., Pacific Time. As a stockholder, you are invited to virtually attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under Securities and Exchange Commission (the “SEC”) rules and is designed to assist you in voting your shares. The proxy materials include this Proxy Statement for the Annual Meeting, our Annual Report, and the proxy card or a voting instruction form for the Annual Meeting (the “Proxy Materials”).

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the SEC rules, we may furnish proxy materials, including this Proxy Statement and our Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, we are sending the Notice to our stockholders of record and beneficial stockholders as of October 2, 2020, which is the record date for the Annual Meeting.

How can I access the proxy materials over the Internet?

The Notice and proxy card or voting instruction form included with the Proxy Materials will contain instructions on how to view the proxy materials on the Internet. Electronic copies of this Proxy Statement and the Annual Report are available at www.proxyvote.com.

How can I sign up for the electronic proxy delivery service?

The Notice and proxy card or voting instruction form included with the Proxy Materials will contain instructions on how to request electronic delivery of future proxy materials. Choosing to receive your future proxy materials by email will eliminate the cost of printing and mailing documents and will reduce the associated environmental impact. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

What am I voting on?

The items of business scheduled to be voted on at the Annual Meeting are:

•        Proposal One: the election of five directors to serve on our Board until our next annual meeting of stockholders or until the election and qualification of their successors;

•        Proposal Two: the approval, on an advisory basis, of the compensation paid to our named executive officers;

•        Proposal Three: the approval, on an advisory basis, of the frequency of future advisory votes on the compensation paid to our named executive officers;

•        Proposal Four: the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;

•        Proposal Five: the approval of the adjournment of the Annual Meeting, if necessary or advisable, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes to approve the foregoing proposals; and

•        Proposal Six: the transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement thereof.

Who is entitled to vote at the Annual Meeting, and how many votes do they have?

Stockholders of record at the close of business on October 2, 2020 (the “Record Date”) may vote at the Annual Meeting. Pursuant to the rights of our stockholders contained in our charter documents, each share of our Common Stock has one vote. There were 42,259,313 shares of Common Stock outstanding as of the Record Date.

What constitutes a quorum?

The holders of a majority of the eligible votes as of the Record Date, either present virtually or represented by proxy, constitute a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. If a quorum is not present at the Annual Meeting, the stockholders holding a majority of the eligible votes present virtually or by proxy may adjourn the meeting to a later date. If an adjournment is for more than 45 days or a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

How do I vote?

If you hold Inpixon’s Common Stock as a stockholder of record, you may direct how your Common Stock is voted without virtually attending the Annual Meeting, by the following means:

•        Vote by Internet:    You can vote via the Internet at www.proxyvote.com or you may scan the QR code with your smartphone and, once you are at the website, follow the online instructions. You will need information from your proxy card to vote via the Internet. Internet voting is available 24 hours a day. Proxies submitted by the Internet must be received by 11:59 p.m. Eastern Time on the day before the Annual Meeting.

•        Vote by Telephone:    You can vote by telephone by calling the toll-free telephone number 1-800-690-6903. You will need your proxy card to vote by telephone. Telephone voting is available 24 hours a day. Proxies submitted by telephone must be received by 11:59 p.m. Eastern Time on the day before the Annual Meeting.

•        Vote by Mail:    You can vote by marking, dating and signing your name exactly as it appears on the proxy card you received, and returning it in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting.

If you hold Inpixon’s Common Stock in the name of a bank, broker or other nominee, you should have received this Proxy Statement and voting instructions, which include the following, from your bank, broker or other nominee:

•        Vote by Internet.    You can vote via the Internet by following the instructions on the Voting Instruction Form provided to you. Once there, follow the online instructions. Internet voting is available 24 hours a day.

•        Vote by Telephone.    You can vote by telephone by calling the number provided on your Voting Instruction Form. Telephone voting is available 24 hours a day.

•        Vote by Mail.     You can vote by marking, dating and signing your name exactly as it appears on the Voting Instruction Form, and returning it in the postage-paid envelope provided. Please promptly mail your Voting Instruction Form to ensure that it is received prior to the closing of the polls at the Annual Meeting.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. By using the methods discussed above, except voting virtually at the meeting, you will be appointing Nadir Ali, our Chief Executive Officer, and Wendy Loundermon, our Chief Financial Officer and Secretary, as your proxies (together, the “Management Proxyholders”). The Management Proxyholders may act together or individually to vote on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to virtually attend the Annual Meeting, please vote by proxy so that your shares of Common Stock may be voted.

You also have the right to appoint a person other than the Management Proxyholders to represent you at the Annual Meeting by striking out the names of the Management Proxyholders in the accompanying form of proxy and by inserting the desired proxyholder’s name in the blank space provided. A proxyholder need not be a stockholder.

How will my proxy vote my shares?

If you are a stockholder of record, your proxy will vote according to your instructions. If you choose to vote by mail and complete and return the enclosed proxy card but do not indicate your vote, your proxy will vote “FOR” any proposal for which you do not indicate your vote. We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. Your proxies are authorized to vote on your behalf, however, using their best judgment, on any other business that properly comes before the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place.

How do I change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

•        notifying our Chief Financial Officer and Secretary, Wendy Loundermon, in writing at 2479 E. Bayshore Road, Suite 195, Palo Alto, CA 94303, that you are revoking your proxy;

•        submitting a proxy at a later date via the Internet or telephone, or by signing and delivering a proxy card relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the Annual Meeting, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•        virtually attending and voting at the Annual Meeting.

If your shares are held in the name of a nominee, you should check with your nominee and follow the voting instructions your nominee provides.

Who will count the votes?

A representative from Broadridge Financial Solutions, Inc. will act as the inspector of election and count the votes.

What vote is required to approve each proposal?

For Proposal One, the election of directors, the nominees will be elected by a majority of the votes cast by the holders of shares of Common Stock present virtually or represented by proxy and entitled to vote in the election. You may choose to vote FOR, AGAINST or ABSTAIN separately for each nominee. A properly executed proxy or voting instructions marked ABSTAIN with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum. Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares such stockholder owns for a single director candidate.

For Proposals Two, Four and Five, the affirmative vote of the holders of shares of Common Stock representing a majority of the votes cast by the holders of all of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting will be required for approval.

For Proposal Three, given that it is advisory and non-binding, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the stockholders.

What are the effects of abstentions and broker non-votes?

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. Under Nevada law, abstentions are considered present and entitled to vote at the Annual Meeting and will be counted towards the quorum requirement. However, abstentions are not counted and will not impact the outcome of the votes on any of the proposals.

If you are a beneficial owner of shares held in “street name” and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares does not have the authority to vote on the matter with respect to those shares. This is generally referred to as a “broker non-vote.” Proposal Four involves a matter that is considered routine under the relevant securities exchange rules. The “routine” treatment of this proposal does not affect the seriousness with which we treat it. All other proposals involve matters that we believe will be considered non-routine. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided by such organization.

What percentage of our Common Stock do our director-nominees and current executive officers own?

As of October 2, 2020, our director-nominees and executive officers beneficially owned approximately 1.7% of our outstanding Common Stock, including shares of Common Stock issuable within sixty days. See the discussion under the heading “Security Ownership of Certain Beneficial Owners and Management” for more details.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

We, on behalf of our Board, through our directors, officers, and employees, are soliciting proxies primarily by mail and the Internet. Further, proxies may also be solicited in person, by telephone, or facsimile. We will pay the cost of soliciting proxies. We will also reimburse stockbrokers and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our Common Stock.

Can I attend the Annual Meeting?

This year, in light of the COVID-19 outbreak, the Board chose a virtual meeting format for the Annual Meeting in response to public health and travel concerns and in an effort to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost. The virtual meeting format will allow our stockholders to engage with us at the Annual Meeting from any geographic location, using any convenient internet connected devices, including smart phones and tablets, laptop or desktop computers. The virtual format allows stockholders to submit questions during the meeting.

To ensure they can participate, stockholders and proxyholders should visit virtualshareholdermeeting.com/INPX2020 and enter the 16-digit control number included on their Notice of Internet Availability of Proxy Materials or proxy card. If you wish to participate in the meeting and your shares are held in street name, you must obtain, from the broker, bank or other organization that holds your shares, the information required, including a 16-digit control number, in order for you to be able to participate in, and vote at, the Annual Meeting.

Stockholders can vote their shares and submit questions via the Internet during the Annual Meeting by accessing the annual meeting website at virtualshareholdermeeting.com/INPX2020. We will answer any timely submitted and relevant questions on a matter to be voted on at the Annual Meeting before voting is closed on the matter. Following adjournment of the formal business of the Annual Meeting, we will address appropriate general questions from stockholders regarding Inpixon as time allows. Questions relating to us may be submitted in the field provided in the web portal at or before the time the questions are to be discussed. If we receive substantially similar questions, we may group those questions together and provide a single response to avoid repetition.

Online check-in to the Annual Meeting webcast will begin at 9:45 a.m., Pacific Time, and you should allow ample time to log in to the meeting webcast and test your computer audio system. During online check-in and continuing through the length of the Annual Meeting, we will have technicians standing by to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

Who is our Independent Registered Public Accounting Firm, and will they be represented at the Annual Meeting?

Marcum LLP served as the independent registered public accounting firm auditing and reporting on our financial statements for the fiscal year ended December 31, 2019 and has been appointed to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020. We expect that representatives of Marcum LLP will be available at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions at the Annual Meeting.

What are the recommendations of our Board?

The recommendations of our Board are set forth together with the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote for “THREE YEARS” for Proposal Three and a vote FOR all of the other proposals. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

If you sign and return your proxy card but do not specify how you want to vote your Common Stock, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

EXECUTIVE OFFICERS, DIRECTORS AND CORPORATE GOVERNANCE

The following table sets forth the names and ages of all of our directors and executive officers as of the date of this Proxy Statement. Our officers are appointed by, and serve at the pleasure of, our Board.

Name	Age	Position
Nadir Ali	52	Chief Executive Officer and Director
Soumya Das	48	Chief Operating Officer and Chief Marketing Officer
Wendy Loundermon	49	Chief Financial Officer and Secretary of Inpixon and Secretary of Inpixon Canada, Inc. and Director
Tyler Hoffman	51	Chief Revenue Officer
Leonard Oppenheim	74	Director
Kareem Irfan	60	Director
Tanveer Khader	52	Director

Nadir Ali

Mr. Ali has served as our Chief Executive Officer and as a member of our Board since September 2011. As the Chief Executive Officer of Inpixon, Mr. Ali is responsible for establishing the vision, strategy and the operational aspects of Inpixon. Mr. Ali works with the Inpixon executive team to deliver both operational and strategic leadership and has over 20 years of experience in the consulting and high-tech industries. From November 2015 until the completion of the Spin-off in August 2018, Mr. Ali served as the Chief Executive Officer of Sysorex Inc. (OTCQB: SYSX) and continues to serve on its board of directors.

From 1998 to 2001, Mr. Ali was the co-founder and Managing Director of Tira Capital, an early stage technology fund. Immediately prior thereto, Mr. Ali served as Vice President of Strategic Planning for Isadra, Inc., an e-commerce software start-up, which was acquired by VerticalNet. From 1995 through 1998, Mr. Ali was Vice President of Strategic Programs at Sysorex Information Systems, a computer systems integrator, which was acquired by Vanstar Government Systems in 1997. Mr. Ali received a Bachelor of Arts degree in Economics from the University of California at Berkeley in 1989. Mr. Ali’s valuable entrepreneurial, management, mergers and acquisitions and technology experience together with his in-depth knowledge of the business of Inpixon provides him with the qualifications and skills to serve as a director of our Company.

Soumya Das

Mr. Das has served as our Chief Marketing Officer since November 2016 and as our Chief Operating Officer since February 2018. Prior to joining Inpixon, from November 2013 until January 2016, Mr. Das was the Chief Marketing Officer of Identiv, a security technology company. From January 2012 until October 2013, Mr. Das was the Chief Marketing Officer of SecureAuth, a provider of multi-factor authentication, single sign-on, adaptive authentication and self-services tools for different applications. Prior to joining SecureAuth, Mr. Das was the Vice President, Marketing and Strategy of CrownPeak, a provider of web content management solutions, from April 2010 until January 2012. Mr. Das earned an MBA from Richmond College, London, United Kingdom, and Bachelor of Business Management from Andhra University in India.

Wendy Loundermon

Ms. Loundermon, who was appointed our Principal Financial and Accounting Officer on July 19, 2017, has overseen all of Inpixon’s finance, accounting and HR activities from 2002 until October 2014 at which time she became the Vice President of Finance until December 2014. From January 2015 and October 2015, she was appointed Interim CFO of the Company. Thereafter, she continued with the Company as Vice President of Finance and was re- appointed as CFO on September 16, 2019. She was also appointed as a member of our Board on May 14, 2019. Ms. Loundermon has over 20 years of finance and accounting experience. She is currently responsible for the preparation and filing of financial statements and reports for all companies, tax return filings, and managing the accounting staff. Ms. Loundermon received a Bachelor of Science degree in Accounting and a Master of Science degree in Taxation from George Mason University. Ms. Loundermon’s extensive knowledge about the Company and strong financial experience provides her with the qualifications and skills to serve as a director of our Company.

Tyler Hoffman

Mr. Hoffman has served as our Chief Revenue Officer since May 2020. Prior to joining Inpixon, from January 2018 until January 2020, Mr. Hoffman was Vice President of Enterprise Sales, North America for Visa, Inc, the world’s leader in digital payments. From November 2016 until January 2018, Mr. Hoffman served as a consultant to early stage companies with a focus on sales and execution. From December 2015 until November 2016, Mr. Hoffman served as Vice President of Sales for Ticketfly, a division of Pandora providing technology and services for live events. Prior to Ticketfly, Mr. Hoffman was Vice President of Sales at Quid, Inc., a software platform specializing in machine learning and augmented intelligence, from May 2014 to May 2015. Mr. Hoffman received a Bachelor of Arts degree in Humanities with honors from the University of Oregon.

Leonard A. Oppenheim

Mr. Oppenheim has served as a director of the Company since July 29, 2011. Mr. Oppenheim retired from business in 2001 and has since been active as a private investor. From 1999 to 2001, he was a partner in Faxon Research, a company offering independent research to professional investors. From 1983 to 1999, Mr. Oppenheim was a principal in the Investment Banking and Institutional Sales division of Montgomery Securities. Prior to that, he was a practicing attorney. Mr. Oppenheim is a graduate of New York University Law School. Mr. Oppenheim served on the Board of Apricus Biosciences, Inc. (Nasdaq: APRI), a publicly held bioscience company, from June 2005 to May 2014. Mr. Oppenheim’s public company board experience is essential to the Company. Mr. Oppenheim also meets the Audit Committee Member requirements as a financial expert. Mr. Oppenheim’s public company board experience and financial knowledge provide him with the qualifications and skills to serve as a director of our Company.

Kareem M. Irfan

Mr. Irfan has served as a director of the Company since July 8, 2014. Since 2014, Mr. Irfan has been the CEO (Global Businesses) of Cranes Software International (“Cranes”), a business group offering business intelligence, data analytics and engineering software solutions and services. Previously, Mr. Irfan was Chief Strategy Officer at Cranes starting in 2011. From 2005 until 2011, he was General Counsel at Schneider Electric, a Paris-based global company which specializes in electricity distribution, automation and energy management solutions. Mr. Irfan served earlier as Chief IP & IT Counsel at Square D Co., a US-based electrical distribution and automation business and also practiced law at two international IP law firms in Chicago. Mr. Irfan is a graduate of DePaul University College of Law, holds a MS in Computer Engineering from the University of Illinois, and a BS in Electronics Engineering from Bangalore University. Mr. Irfan’s extensive experience in advising information technology companies, managing corporate governance and regulatory management policies, and over fifteen years of executive management leadership give him strong qualifications and skills to serve as a director of our Company.

Tanveer A. Khader

Mr. Khader has served as a director of the Company since July 8, 2014. Since 2010, Mr. Khader has been the Executive Vice President of Systat Software Inc., a company offering scientific software products for statisticians and researchers. Prior thereto he was Senior Vice President from 2008 – 2010, Vice President from 2004 – 2008, and General Manager from 2002 – 2004. Mr. Khader holds a BE in Engineering from Bangalore University and a degree in Business Administration from St. Joseph’s Commerce College. Mr. Khader’s extensive experience with software development, data analytics and strategic planning give him the qualifications and skills to serve as director of our Company.

Our Board

Our Board may establish the authorized number of directors from time to time by resolution. The current authorized number of directors is seven. Our current directors, if elected, will continue to serve as directors until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal.

We continue to review our corporate governance policies and practices by comparing our policies and practices with those suggested by various groups or authorities active in evaluating or setting best practices for corporate governance of public companies. Based on this review, we have adopted, and will continue to adopt, changes that the Board believes are the appropriate corporate governance policies and practices for our Company.

Our Board held 9 meetings during 2019 and acted through 19 written consents. No member of our Board attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which he or she was a director) and (ii) the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served). Members of our Board are invited and encouraged to attend our annual meeting of stockholders.

Independence of Directors

In determining the independence of our directors, we apply the definition of “independent director” provided under the listing rules of Nasdaq. Pursuant to these rules, the Board has determined that all of the directors currently serving on the Board, are independent within the meaning of Nasdaq Listing Rule 5605 with the exception of Nadir Ali and Wendy Loundermon, who are an executive officers.

Committees of our Board

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee consists of three directors. Leonard Oppenheim, Tanveer Khader, and Kareem Irfan, all of whom are “independent” as defined under section 5605(a)(2) of the Nasdaq Listing Rules. In addition, the Board has determined that Leonard Oppenheim qualifies as an “audit committee financial expert” as defined in the rules of the SEC. The Audit Committee met 4 times during 2019. All members attended more than 75% of such committee meetings. The role of the Audit Committee is to:

•        oversee management’s preparation of our financial statements and management’s conduct of the accounting and financial reporting processes;

•        oversee management’s maintenance of internal controls and procedures for financial reporting;

•        oversee our compliance with applicable legal and regulatory requirements, including without limitation, those requirements relating to financial controls and reporting;

•        oversee the independent auditor’s qualifications and independence;

•        oversee the performance of the independent auditors, including the annual independent audit of our financial statements;

•        prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in our Proxy Statement; and

•        discharge such duties and responsibilities as may be required of the Committee by the provisions of applicable law, rule or regulation.

A copy of the charter of the Audit Committee is available on our website at http://www.inpixon.com (under “Investors”).

Compensation Committee

The Compensation Committee consists of Kareem Irfan, Leonard Oppenheim and Tanveer Khader, all of whom are “independent” as defined in section 5605(a)(2) of the Nasdaq Listing Rules. Mr. Irfan is the Chairman of the Compensation Committee. The Compensation Committee met 3 times during 2019. All members attended 75% or more of such committee meetings. The role of the Compensation Committee is to:

•        develop and recommend to the independent directors of the Board the annual compensation (base salary, bonus, stock options and other benefits) for our President/Chief Executive Officer;

•        review, approve and recommend to the independent directors of the Board the annual compensation (base salary, bonus and other benefits) for all of our Executive Officers (as used in Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and defined in Rule 16a-1 thereunder);

•        review, approve and recommend to the Board the aggregate number of equity grants to be granted to all other employees; and

•        ensure that a significant portion of executive compensation is reasonably related to the long-term interest of our stockholders.

A copy of the charter of the Compensation Committee is available on our website at http://www.inpixon.com (under “Investors”).

The Compensation Committee may form and delegate a subcommittee consisting of one or more members to perform the functions of the Compensation Committee. The Compensation Committee may engage outside advisers, including outside auditors, attorneys and consultants, as it deems necessary to discharge its responsibilities. The Compensation Committee has sole authority to retain and terminate any compensation expert or consultant to be used to provide advice on compensation levels or assist in the evaluation of director, President/Chief Executive Officer or senior executive compensation, including sole authority to approve the fees of any expert or consultant and other retention terms. In addition, the Compensation Committee considers, but is not bound by, the recommendations of our Chief Executive Officer with respect to the compensation packages of our other executive officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, or the “Governance Committee,” consists of Tanveer Khader, Leonard Oppenheim and Kareem Irfan, all of whom are “independent” as defined in section 5605(a)(2) of the Nasdaq Listing Rules. Mr. Khader is the Chairman of the Governance Committee. The Nominating and Corporate Governance Committee met 1 time during 2019. Except for Kareem All members attended the meeting. The role of the Governance Committee is to:

•        evaluate from time to time the appropriate size (number of members) of the Board and recommend any increase or decrease;

•        determine the desired skills and attributes of members of the Board, taking into account the needs of the business and listing standards;

•        establish criteria for prospective members, conduct candidate searches, interview prospective candidates, and oversee programs to introduce the candidate to us, our management, and operations;

•        annually recommend to the Board persons to be nominated for election as directors;

•        recommend to the Board the members of all standing Committees;

•        periodically review the “independence” of each director;

•        adopt or develop for Board consideration corporate governance principles and policies; and

•        provide oversight to the strategic planning process conducted annually by our management.

A copy of the charter of the Governance Committee is available on our website at http://www.inpixon.com (under “Investors”).

Stockholder Communications

Stockholders may communicate with the members of the Board, either individually or collectively, by writing to the Board at 2479 E. Bayshore Road, Suite 195, Palo Alto, CA 94303. These communications will be reviewed by the Secretary as agent for the non-employee directors in facilitating direct communication to the Board. The Secretary will treat communications containing complaints relating to accounting, internal accounting controls, or auditing matters as reports under our Whistleblower Policy. Further, the Secretary will disregard communications that are bulk mail, solicitations to purchase products or services not directly related either to us or the non-employee directors’ roles as members of the Board, sent other than by stockholders in their capacities as such or from particular authors or regarding particular subjects that the non-employee directors may specify from time to time, and all other communications which do not meet the applicable requirements or criteria described below, consistent with the instructions of the non-employee directors.

General Communications. The Secretary will summarize all stockholder communications directly relating to our business operations, the Board, our officers, our activities or other matters and opportunities closely related to us. This summary and copies of the actual stockholder communications will then be circulated to the Chairman of the Governance Committee.

Stockholder Proposals and Director Nominations and Recommendations. Stockholder proposals are reviewed by the Secretary for compliance with the requirements for such proposals set forth in our Bylaws and in Regulation 14a-8 promulgated under the Exchange Act. Stockholder proposals that meet these requirements will be summarized by the Secretary. Summaries and copies of the stockholder proposals are circulated to the Chairman of the Governance Committee.

Stockholder nominations for directors are reviewed by the Secretary for compliance with the requirements for director nominations that are set forth in our Bylaws. Stockholder nominations for directors that meet these requirements are summarized by the Secretary. Summaries and copies of the nominations or recommendations are then circulated to the Chairman of the Governance Committee.

The Governance Committee will consider director candidates recommended by stockholders. If a director candidate is recommended by a stockholder, the Governance Committee expects to evaluate such candidate in the same manner it evaluates director candidates it identifies. Stockholders desiring to make a recommendation to the Governance Committee should follow the procedures set forth above regarding stockholder nominations for directors.

Retention of Stockholder Communications. Any stockholder communications which are not circulated to the Chairman of the Governance Committee because they do not meet the applicable requirements or criteria described above will be retained by the Secretary for at least ninety calendar days from the date on which they are received, so that these communications may be reviewed by the directors generally if such information relates to the Board as a whole, or by any individual to whom the communication was addressed, should any director elect to do so.

Distribution of Stockholder Communications. Except as otherwise required by law or upon the request of a non-employee director, the Chairman of the Governance Committee will determine when and whether a stockholder communication should be circulated among one or more members of the Board and/or Company management.

Director Qualifications and Diversity

The Board seeks independent directors who represent a diversity of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Candidates should have substantial experience with one or more publicly traded companies or should have achieved a high level of distinction in their chosen fields. The Board is particularly interested in maintaining a mix that includes individuals who are active or retired executive officers and senior executives, particularly those with experience in technology; research and development; finance, accounting and banking; or marketing and sales.

There is no difference in the manner in which the Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. In evaluating nominations to the Board, the Governance Committee also looks for depth and breadth of experience within the Company’s industry and otherwise, outside time commitments, special areas of expertise, accounting and finance knowledge, business judgment, leadership ability, experience in developing and assessing business strategies, corporate governance expertise, and for incumbent members of the Board, the past performance of the incumbent director. Each of the candidates nominated for election to our Board was recommended by the Governance Committee.

Code of Business Conduct and Ethics

The Board has adopted a code of business conduct and ethics (the “Code of Ethics”) designed, in part, to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the SEC and in the Company’s other public communications, compliance with applicable governmental laws, rules and regulations, the prompt internal reporting of violations of the Code of Ethics to an appropriate person or persons, as identified in the Code of Ethics and accountability for adherence to the Code of Ethics. The Code of Ethics applies to all directors, executive officers and employees of the Company. The Code of Ethics is periodically reviewed by the Board. In the event we determine to amend or waive certain provisions of the Code of Ethics, we intend to disclose such amendments or waivers on our website at http://www.inpixon.com under the subheading “Investor Relations” under the heading “Company” and in within four business days following such amendment or waiver or as otherwise required by the Nasdaq Listing Rules.

Risk Oversight

Our Board provides risk oversight for our entire company by receiving management presentations, including risk assessments, and discussing these assessments with management. The Board’s overall risk oversight, which focuses primarily on risks and exposures associated with current matters that may present material risk to our operations, plans, prospects or reputation, is supplemented by the various committees. The Audit Committee discusses with management and our independent registered public accounting firm our risk management guidelines and policies, our major financial risk exposures and the steps taken to monitor and control such exposures. Our Compensation Committee oversees risks related to our compensation programs and discusses with management its annual assessment of our employee compensation policies and programs. Our Governance Committee oversees risks related to corporate governance and management and director succession planning.

Board Leadership Structure

The Chairman of the Board presides at all meetings of the Board, unless such position is vacant, in which case, the Chief Executive Officer of the Company presides. The office of Chairman of the Board has been vacant since the resignation of Abdus Salam Qureishi in September 2016.

The Company has no fixed policy with respect to the separation of the offices of the Chairman of the Board and Chief Executive Officer. The Board believes that the separation of the offices of the Chairman of the Board and Chief Executive Officer is in the best interests of the Company and will review this determination from time to time.

Director Compensation

The following table provides certain summary information concerning compensation awarded to, earned by or paid to our Directors in the year ended December 31, 2019 except Nadir Ali and Wendy Loundermon, whose aggregate compensation information has been disclosed under “Executive Compensation” below.

Name	Fees Earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity Incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Leonard Oppenheim	$56,000	—	—	—	—	$—	$56,000
Kareem Irfan	$52,500	—	—	—	—	$—	$52,500
Tanveer Khader	$47,000	—	—	—	—	$—	$47,000

Directors are entitled to reimbursement of ordinary and reasonable expenses incurred in exercising their responsibilities and duties as a director.

Effective July 1, 2015, the Board approved the following compensation plan for the independent directors payable in accordance with each independent director’s services agreement: $30,000 per year for their services rendered on the Board, $15,000 per year for service as the audit committee chair, $10,000 per year for service as the compensation committee chair, $6,000 per year for service on the audit committee, $4,000 per year for service on the compensation committee, $2,500 per year for service on the nominating committee, a one-time non-qualified stock option grant to purchase 20,000 shares (on a pre-Reverse Splits basis) of the Company’s common stock under the 2011 Plan and restricted stock awards of 20,000 shares (on a pre-Reverse Splits basis) of common stock under the 2011 Plan, which are granted in four equal installments on a quarterly basis and are each 100% vested upon grant.

On January 25, 2019, each independent director entered into an amendment to his respective director services agreement pursuant to which the Company agreed to grant each independent director, so long as such director continues to fulfill his duties and provide services pursuant to their services agreement, an annual non-qualified stock option to purchase up to 20,000 shares of common stock in lieu of the above-mentioned equity awards. Each stock option grant will be subject to the approval of the Board, which shall determine the appropriate vesting schedule, if any, and the exercise price.

During the year ended December 31, 2019, the independent directors received 445 non-qualified stock options and did not receive any restricted stock awards.

EXECUTIVE COMPENSATION

The table below sets forth, for the last two fiscal years, the compensation earned by (i) each individual who served as our principal executive officer, (ii) our two other most highly compensated executive officers, other than our principal executive officer, who were serving as an executive officer at the end of the last fiscal year, and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to the preceding paragraph (ii) but for the fact that the individual was not serving as an executive officer of the Company at the end of the last completed fiscal year. Together, these three individuals are sometimes referred to as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Nadir Ali,	2019	$280,000	$150,000	$804,000	$323,926	(2)	$1,557,926
Chief Executive Officer	2018	$279,400	$140,000	$79,022	$225,295	(2)	$723,717

Soumya Das	2019	$275,000	$50,000	$482,400	$92,501	(3)	$899,901
Chief Operating Officer; Chief Marketing Officer	2018	$265,625	$83,000	$47,415	$21,127	(3)	$417,167

Wendy Loundermon	2019	$250,000	$60,000	562,800	$17,021	(4)	$889,821
Chief Financial Officer	2018	$255,938	$50,000	$55,317	$24,038	(4)	$385,293

____________

(1)      The fair value of employee option grants are estimated on the date of grant using the Black-Scholes option pricing model with key weighted average assumptions, expected stock volatility and risk free interest rates based on US Treasury rates from the applicable periods.

(2)      Accrued vacation paid as compensation, automobile allowance and housing allowance.

(3)      Represents commission and automobile allowance.

(4)      Accrued vacation paid as compensation.

Outstanding Equity Awards at Fiscal Year-End

Other than as set forth below, there were no outstanding unexercised options, unvested stock, and/or equity incentive plan awards issued to our Named Executive Officers as of December 31, 2019.

		Option Awards							Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested #	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Nadir Ali	12/21/2012	1	(1)	-0-		-0-	225,643.05	12/21/2022	-0-	-0-	-0-	-0-
	08/14/2013	1	(1)	-0-		-0-	1,952,678.70	08/14/2023	-0-	-0-	-0-	-0-
	04/17/2015	1	(2)	-0-		-0-	1,677,857.40	04/17/2025	-0-	-0-	-0-	-0-
	05/17/2018	312	(1)	-0-		-0-	570.60	05/17/2028	-0-	-0-	-0-	-0-
	01/25/2019	10,186	(3)	926	(3)	-0-	101.70	01/25/2029	-0-	-0-	-0-	-0-
	05/10/2019	7,408	(3)	3,704	(3)	-0-	33.75	05/10/2029	-0-	-0-	-0-	-0-

Soumya Das	02/03/2017	-0-		1	(2)	-0-	188,035.74	02/03/2027	-0-	-0-	-0-	-0-
	05/17/2018	187	(1)	-0-		-0-	570.60	05/17/2028	-0-	-0-	-0-	-0-
	01/25/2019	6,112	(3)	555	(3)	-0-	101.70	01/25/2029	-0-	-0-	-0-	-0-
	05/10/2019	4,445	(3)	2,222	(3)	-0-	33.75	05/10/2029	-0-	-0-	-0-	-0-

Wendy Loundermon	12/05/2011	1	(1)	-0-		-0-	1,012,500.00	12/05/2021	-0-	-0-	-0-	-0-
	12/21/2012	1	(1)	-0-		-0-	225,643.05	12/21/2022	-0-	-0-	-0-	-0-
	11/18/2013	1	(1)	-0-		-0-	1,851,428.70	11/18/2023	-0-	-0-	-0-	-0-
	05/09/2014	1	(1)	-0-		-0-	3,507,589.35	05/09/2024	-0-	-0-	-0-	-0-
	08/05/2015	1	(2)	-0-		-0-	1,265,625.00	08/05/2025	-0-	-0-	-0-	-0-
	02/25/2016	-0-		1	(2)	-0-	376,071.30	02/25/2026	-0-	-0-	-0-	-0-
	07/20/2016	-0-		1	(2)	-0-	339,910.65	07/20/2026	-0-	-0-	-0-	-0-
	05/17/2018	218	(1)	-0-		-0-	570.60	05/17/2028	-0-	-0-	-0-	-0-
	01/25/2019	7,130	(3)	648	(3)	-0-	101.70	01/25/2029	-0-	-0-	-0-	-0-
	05/10/2019	5,186	(3)	2,592	(3)	-0-	33.75	05/10/2029	-0-	-0-	-0-	-0-

____________

(1)      This option is 100% vested.

(2)      This option vests 1/48th per month at the end of each month starting on the grant date.

(3)      This option vests 1/12th per month at the end of each month starting on the grant date.

Employment Agreements and Arrangements

Nadir Ali

On July 1, 2010, Nadir Ali entered into an at-will Employment and Non-Compete Agreement, as subsequently amended, with Inpixon Federal, Inc., Inpixon Government Services and Inpixon Consulting prior to their acquisition by the Company. Under the terms of the Employment Agreement Mr. Ali serves as President. The employment agreement was assumed by the Company and Mr. Ali became CEO in September 2011. Mr. Ali’s salary under the agreement was initially $240,000 per annum plus other benefits including a bonus plan, a housing allowance, health insurance, life insurance and other standard Inpixon employee benefits. If Mr. Ali’s employment is terminated without Cause (as defined), he will receive his base salary for 12 months from the date of termination. Mr. Ali’s employment agreement provides that he will not compete with the Company and will be subject to non-solicitation provisions relating to employees, consultants and customers, distributors, partners, joint ventures or suppliers of the Company during the term of his employment or consulting relationship with the Company. On April 17, 2015, the compensation committee approved the increase of Mr. Ali’s annual salary to $252,400, effective January 1, 2015. Effective May 16, 2018 the compensation committee approved an increase in Mr. Ali’s annual salary to $280,000 and an auto allowance of $1,000 a month.

Soumya Das

On November 4, 2016, and effective as of November 7, 2016, Mr. Das entered into an employment agreement to serve as Chief Marketing Officer of the Company. On February 2, 2018, he was promoted to Chief Operating Officer. In accordance with the terms of the agreement, Mr. Das will receive a base salary of $250,000 per annum. In addition, Mr. Das will receive a bonus up to $75,000 annually, provided that he completes the required tasks before their deadlines, and the tasks, their deadlines and the amount of corresponding bonuses shall be determined by the Company and the CEO. The agreement was effective for an initial term of twenty-four (24) months and was automatically renewed for one additional twelve (12) month period. The Company may terminate the services of Mr. Das with or without “just cause,” (as defined). If the Company terminates Mr. Das’ employment without just cause, or if Mr. Das resigns within twenty-four (24) months following a change of control (as defined) and as a result of a material diminution of his position or compensation, Mr. Das will receive (1) his base salary at the then current rate and levels for one (1) month if Mr. Das has been employed by the Company for at least six (6) months but not more than twelve (12) months as of the date of termination or resignation, for three (3) months if Mr. Das has been employed by the Company more than twelve (12) but not more than twenty-four (24) months as of the date of termination or resignation, or for six (6) months if Mr. Das has been employed by the Company for more than twenty-four (24) months as of the date of resignation or termination; (2) 50% of the value of any accrued but unpaid bonus that Mr. Das otherwise would have received; (3) the value of any accrued but unpaid vacation time; and (4) any unreimbursed business expenses and travel expenses that are reimbursable under the agreement. If the Company terminates Mr. Das’ employment with just cause, Mr. Das will receive only the portion of his base salary and accrued but unused vacation pay that has been earned through the date of termination. On August 31, 2018, the Company amended Mr. Das’ employment agreement to make the following changes to his compensation effective May 14, 2018: (1) increase in base salary to $275,000 per year, (2) have up to $50,000 in MBO’s annually, (3) commissions equal to 2% of recognized revenue associated with the IPA product line paid quarterly and subject to the Company policies in connection with commissions payable and (4) provide a transportation allowance of $1,000 per month. On May 10, 2019, the Company amended Mr. Das’ commission plan to include a 1% commission on recognized revenue associated with the Shoom product line paid quarterly and subject to Company commission plan policies.

Wendy Loundermon

On October 21, 2014, and effective as of October 1, 2014, the Company entered into an at-will employment agreement with Wendy Loundermon. Ms. Loundermon currently serves as CFO, Director and Secretary of the Company and Secretary of Inpixon Canada, Inc. Pursuant to the agreement, Ms. Loundermon was compensated at an annual rate of $200,000 and is entitled to benefits customarily provided to senior management including equity awards and cash bonuses subject to the satisfaction of certain performance goals determined by the Company. The standards and goals and the bonus targets is set by the compensation committee, in its sole discretion. The Company may terminate the services of Ms. Loundermon with or without “cause” (as defined). If the Company terminates Ms. Loundermon’s employment without cause or in connection with a change of control (as defined), Ms. Loundermon will receive (1) severance consisting of her base salary at the then current rate for twelve (12) months from the date of termination, and (2) her accrued but unpaid salary. If Ms. Loundermon’s employment is terminated under any circumstances other than the above, Ms. Loundermon will receive her accrued but unpaid salary. Ms. Loundermon’s salary was increased to $228,500 effective April 1, 2017 and to $250,000 effective March 1, 2018.

Inpixon Employee Stock Incentive Plans

2018 Employee Stock Incentive Plan

The following is a summary of the material terms of our 2018 Employee Stock Incentive Plan, as amended to date (the “2018 Plan”). This description is not complete. For more information, we refer you to the full text of the 2018 Plan.

The 2018 Plan is an important part of our compensation program. It promotes financial saving for the future by our employees, fosters good employee relations, and encourages employees to acquire shares of our common stock, thereby better aligning their interests with those of the other stockholders. Therefore, the Board believes it is essential to our ability to attract, retain, and motivate highly qualified employees in an extremely competitive environment both in the United States and internationally.

Amount of Shares of Common Stock.    The number of shares of our common stock initially reserved for issuance under the 2018 Plan was 2,000,000, which number is automatically increased on the first day of each quarter, beginning on April 1, 2018 and for each quarter thereafter through October 1, 2028, by a number of shares of common stock equal to the least of (i) 1,500,000 shares, (ii) twenty percent (20%) of the outstanding shares of common stock on the last day of the immediately preceding calendar quarter, or (iii) such number of shares that may be determined by the Board. The amount of shares available for issuance is not adjusted in connection with a change in the outstanding shares of common stock by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations or liquidations; provided; however, that in no event will the Company issue more than 63,000,000 shares of common stock under the 2018 Plan, including the maximum amount of shares of common stock that may be added to the 2018 Plan in accordance with the automatic quarterly increases.

Types of Awards.    The 2018 Plan provides for the granting of incentive stock options, non-qualified stock options (“NQSOs”), stock grants and other stock-based awards, including Restricted Stock and Restricted Stock Units (as defined in the 2018 Plan).

•        Incentive and Nonqualified Stock Options.    The plan administrator determines the exercise price of each stock option. The exercise price of an NQSO may not be less than the fair market value of our common stock on the date of grant. The exercise price of an incentive stock option may not be less than the fair market value of our common stock on the date of grant if the recipient holds 10% or less of the combined voting power of our securities, or 110% of the fair market value of a share of our common stock on the date of grant otherwise.

•        Stock Grants.    The plan administrator may grant or sell stock, including restricted stock, to any participant, which purchase price, if any, may not be less than the par value of shares of our common stock. The stock grant will be subject to the conditions and restrictions determined by the administrator. The recipient of a stock grant shall have the rights of a stockholder with respect to the shares of stock issued to the holder under the 2018 Plan.

•        Stock-Based Awards.    The plan administrator of the 2018 Plan may grant other stock-based awards, including stock appreciation rights, restricted stock and restricted stock units, with terms approved by the administrator, including restrictions related to the awards. The holder of a stock-based award shall not have the rights of a stockholder except to the extent permitted in the applicable agreement.

Plan Administration.    Our Board is the administrator of the 2018 Plan, except to the extent it delegates its authority to a committee, in which case the committee shall be the administrator. Our Board has delegated this authority to our compensation committee. The administrator has the authority to determine the terms of awards, including exercise and purchase price, the number of shares subject to awards, the value of our common stock, the vesting schedule applicable to awards, the form of consideration, if any, payable upon exercise or settlement of an award and the terms of award agreements for use under the 2018 Plan.

Eligibility.    The plan administrator will determine the participants in the 2018 Plan from among our employees, directors and consultants. A grant may be approved in advance with the effectiveness of the grant contingent and effective upon such person’s commencement of service within a specified period.

Termination of Service.    Unless otherwise provided by the administrator or in an award agreement, upon a termination of a participant’s service, all unvested options then held by the participant will terminate and all other unvested awards will be forfeited.

Transferability.    Awards under the 2018 Plan may not be transferred except by will or by the laws of descent and distribution, unless otherwise provided by the plan administrator in its discretion and set forth in the applicable agreement, provided that no award may be transferred for value.

Adjustment.    In the event of a stock dividend, stock split, recapitalization or reorganization or other change in change in capital structure, the plan administrator will make appropriate adjustments to the number and kind of shares of stock or securities subject to awards.

Corporate Transaction.    If we are acquired, the plan administrator will: (i) arrange for the surviving entity or acquiring entity (or the surviving or acquiring entity’s parent company) to assume or continue the award or to substitute a similar award for the award; (ii) cancel or arrange for cancellation of the award, to the extent not vested or not exercised prior to the effective time of the transaction, in exchange for such cash consideration, if any, as the plan administrator in its sole discretion, may consider appropriate; or (iii) make a payment, in such form as may be determined by the plan administrator equal to the excess, if any, of (A) the value of the property the holder would have received upon the exercise of the award immediately prior to the effective time of the transaction, over (B) any exercise price payable by such holder in connection with such exercise. In addition in connection with such transaction, the plan administrator may accelerate the vesting, in whole or in part, of the award (and, if applicable, the time at which the award may be exercised) to a date prior to the effective time of such transaction and may arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us with respect to an award.

Amendment and Termination.    The 2018 Plan will terminate on January 4, 2028 or at an earlier date by vote of our Board; provided, however, that any such earlier termination shall not affect any awards granted under the 2018 Plan prior to the date of such termination. The 2018 Plan may be amended by our Board, except that our Board may not alter the terms of the 2018 Plan if it would adversely affect a participant’s rights under an outstanding stock right without the participant’s consent.

The Board may at any time amend or terminate the 2018 Plan; provided that no amendment may be made without the approval of the stockholder if such amendment would increase either the maximum number of shares which may be granted under the 2018 Plan or any specified limit on any particular type or types of award, or change the class of employees to whom an award may be granted, or withdraw the authority to administer the 2018 Plan from a committee whose members satisfy the independence and other requirements of Section 162(m) and applicable SEC and Nasdaq requirements. Pursuant to the listing standards of the Nasdaq Stock Market, certain other material revisions to the 2018 Plan may also require stockholder approval.

Federal Income Tax Consequences of the 2018 Plan.    The federal income tax consequences of grants under the 2018 Plan will depend on the type of grant. The following is a general summary of the principal United States federal income taxation consequences to participants and us under current law with respect to participation in the 2018 Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside or the rules applicable to deferred compensation under Section 409A of the Code. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.

From the grantees’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of our common stock or payment of cash under the 2018 Plan. Future appreciation on shares of our common stock held beyond the ordinary income recognition event will be taxable as capital gain when the shares of our common stock are sold. The tax rate applicable to capital gain will depend upon how long the grantee holds the shares. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the grantee, and we will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

•        If shares of our common stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the grantee makes a special election to accelerate taxation under section 83(b) of the Code.

•        If an employee exercises a stock option that qualifies as an ISO, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of our common stock acquired upon exercise of the stock option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income at the time of the disposition equal to the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

•        A grant may be subject to a 20% tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under section 409A of the Code and the requirements of section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers in excess of $1 million in any year. Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it. We intend that options and SARs granted under the 2018 Plan will be qualified performance-based compensation. Stock units, stock awards, dividend equivalents, and other stock-based awards granted under the 2018 Plan may be designated as qualified performance-based compensation if the Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of section 162(m) of the Code.

We have the right to require that grantees pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to grants. We may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations. The Committee may permit a grantee to satisfy our withholding obligation with respect to grants paid in shares of our common stock by having shares withheld, at the time the grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

2011 Employee Stock Incentive Plan

Except as set forth below, the material terms of our 2011 Employee Stock Incentive Plan, as amended to date (the “2011 Plan”) are substantially similar to the material terms of the 2018 Plan. However, this description is not complete. For more information, we refer you to the full text of the 2011 Plan.

The 2011 Plan is intended to encourage ownership of common stock by our employees and directors and certain of our consultants in order to attract and retain such people, to induce them to work for the benefit of us and to provide additional incentive for them to promote our success. The number of shares of our common stock available for issuance under the 2011 Plan is 158,424 as of December 31, 2019, which number is automatically increased on January 1 of each of year by 10% of the aggregate number of shares of common stock issued by the Company in the prior calendar year.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2019 regarding the shares of our common stock to be issued upon exercise of outstanding options or available for issuance under equity compensation plans and other compensation arrangements that were (i) adopted by our security holders and (ii) were not approved by our security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)		Weighted-average exercise price of outstanding (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a) (c)
Equity compensation plans approved by security holders	121,588	(1)	$109.74	8,198,309	(2)
Equity compensation plans not approved by security holders	1	(3)	$1,952,678.70	0
Total	121,589		$123.66	8,198,309

____________

(1)      Represents 5 shares of common stock that may be issued pursuant to outstanding stock options granted under the 2011 Plan and 121,583 shares of common stock that may be issued pursuant to outstanding stock options granted under the 2018 Plan.

(2)      Represents 3,516 shares of common stock available for future issuance in connection with equity award grants under the 2011 Plan and 8,194,793 shares of common stock available for future issuance in connection with equity award grants under the 2018 Plan.

(3)      Represents shares of common stock issuable upon the exercise of stock options granted to Nadir Ali on August 14, 2013 outside of the 2011 Plan and the 2018 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of October 2, 2020, regarding the beneficial ownership of our common stock by the following persons:

•        our Named Executive Officers;

•        each director;

•        all of our executive officers and directors as a group; and

•        each person or entity who, to our knowledge, owns more than 5% of our common stock.

Except as indicated in the footnotes to the following table, subject to applicable community property laws, each stockholder named in the table has sole voting and investment power. Unless otherwise indicated, the address for each stockholder listed is c/o Inpixon, 2479 E. Bayshore Road, Suite 195, Palo Alto, California 94303. Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of October 2, 2020, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding the options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder. The information provided in the following table is based on our records, information filed with the SEC, and information furnished by our stockholders.

Name of Beneficial Owner	Amount and nature of beneficial ownership		Percent of Class(1)
Named Executive Officers and Directors
Nadir Ali	314,210	(2)	*
Leonard Oppenheim	20,449	(3)	*
Kareem Irfan	20,448	(4)	*
Tanveer Khader	20,451	(5)	*
Soumya Das	159,359	(6)	*
Wendy Loundermon	161,619	(7)	*
All executive officers and directors as a group (7 persons)	740,285	(8)	1.7%

____________

*        Represents beneficial ownership of less than 1%.

(1)      Based on 42,259,313 shares outstanding as of October 2, 2020.

(2)      Includes (i) 2 shares of common stock held of record by Nadir Ali, (ii) 314,206 shares of common stock issuable upon exercise of options exercisable within 60 days of October 2, 2020, (iii) 1 shares of common stock held of record by Lubna Qureishi, Mr. Ali’s wife, and (iv) 1 shares of common stock held of record by the Qureishi Ali Grandchildren Trust, of which Mr. Ali is the joint-trustee (with his wife Lubna Qureishi) of the Qureishi Ali Grandchildren Trust and has shared voting and investment control over the shares held.

(3)      Includes (i) 2 shares of common stock held of record by Mr. Oppenheim, and (ii) 20,447 shares of common stock issuable upon exercise of options exercisable within 60 days of October 2, 2020.

(4)      Includes (i) 1 shares of common stock held of record by Mr. Irfan and (ii) 20,447 shares of common stock issuable upon exercise of options exercisable within 60 days of October 2, 2020.

(5)      Includes (i) 3 shares of common stock owned directly by SyHolding Corp., (ii) 1 shares of common stock held of record by Mr. Khader and (iii) 20,447 shares of common stock issuable upon exercise of options exercisable within 60 days of October 2, 2020. Tanveer Khader holds the power to vote and dispose of the SyHolding Corp. shares.

(6)      Includes (i) 1 shares of common stock held of record by Mr. Das and (ii) 159,358 shares of common stock issuable upon exercise of options exercisable within 60 days of October 2, 2020.

(7)      Includes (i) 2 shares of common stock held of record by Ms. Loundermon and (ii) 161,617 shares of common stock issuable upon exercise of options exercisable within 60 days of October 2, 2020.

(8)      Includes (i) 10 shares of common stock held directly, or by spouse or relative, (ii) 4 shares of common stock held of record by entities, and (iii) 51,054 shares of common stock issuable upon exercise of options exercisable within 60 days of October 2, 2020.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons.

The Board reviews issues involving potential conflicts of interest, and reviews and approves all related party transactions, including those required to be disclosed as a “related party” transaction under applicable federal securities laws. The Board has not adopted any specific procedures for conducting reviews of potential conflicts of interest and considers each transaction in light of the specific facts and circumstances presented. However, to the extent a potential related party transaction is presented to the Board, the Company expects that the Board would become fully informed regarding the potential transaction and the interests of the related party, and would have the opportunity to deliberate outside of the presence of the related party. The Company expects that the Board would only approve a related party transaction that was in the best interests of the Company, and further would seek to ensure that any completed related party transaction was on terms no less favorable to the Company than could be obtained in a transaction with an unaffiliated third party. Other than as described below, no transaction requiring disclosure under applicable federal securities laws occurred since fiscal year 2018 that was submitted to the Board for approval as a “related party” transaction.

Related Party Transactions

SEC regulations define the related person transactions that require disclosure to include any transaction, arrangement or relationship in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years in which we were or are to be a participant and in which a related person had or will have a direct or indirect material interest. A related person is: (i) an executive officer, director or director nominee, (ii) a beneficial owner of more than 5% of our common stock, (iii) an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock, or (iv) any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons has a substantial ownership interest or control.

For the period from January 1, 2018, through the date of this Proxy Statement (the “Reporting Period”), described below are certain transactions or series of transactions between us and certain related persons.

Sysorex Transactions

Nadir Ali, Chief Executive Officer and member of the Board, is also a member of the board of directors of Sysorex.

Employee Transition Agreements

Pursuant to the terms of those certain employee transition agreements entered into between the Company and Sysorex, effective as of August 31, 2018 (collectively, the “Transition Agreements”), Sysorex agreed to furnish to the Company, on a transitional basis, the services of certain of its employees and keep such employees’ on its payroll and benefits plans from August 31, 2018 through and including December 31, 2018 (the “Transitional Period”).  The Company agreed to reimburse Sysorex for all costs and expenses incurred by Sysorex with respect to such employees’ employment during the Transitional Period.  Sysorex agreed to invoice the Company upon the calculation of amounts owed for the foregoing costs, and the Company agreed to reimburse Sysorex for all such costs within 3 days of its receipt of each such invoice, plus an administrative service fee of 2% of the gross amount of each respective invoice; provided, however, that Sysorex agreed waive such fee for so long as any Company employees are providing any necessary administrative services on behalf of and for the benefit of Sysorex, including any employees that are furnished to the Company in accordance with the Transition Agreements.

Sysorex Revolving Loan

On December 31, 2018, the Company and Sysorex entered into a note purchase agreement (the “Note Purchase Agreement”) pursuant to which the Company agreed to purchase from Sysorex at a purchase price equal to the Loan Amount (as defined below), a secured promissory note (the “Secured Note”) for up to an aggregate principal amount of $3 million (the “Principal Amount”), including any amounts advanced through the date of the Secured Note (the “Prior Advances”), to be borrowed and disbursed in increments (such borrowed amount, together with the Prior Advances, collectively referred to as the “Loan Amount”), with interest to accrue at a rate of 10% percent per annum on all such Loan Amounts, beginning as of the date of disbursement with respect to any portion of such Loan Amount. In addition, Sysorex agreed to pay $20,000 to the Company to cover the Company’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of the Secured Note (the “Transaction Expense Amount”), all of which amount is included in the Principal Amount. Sysorex may borrow repay and borrow under the Secured Note, as needed, for a total outstanding balance, exclusive of any unpaid accrued interest, not to exceed the Principal Amount at any one time.

All sums advanced by the Company to the Maturity Date (as defined below) pursuant to the terms of the Note Purchase Agreement will become part of the aggregate Loan Amount underlying the Secured Note. All outstanding principal amounts and accrued unpaid interest owing under the Secured Note shall become immediately due and payable on the earlier to occur of (i) 24 month anniversary of the date the Secured Note is issued (the “Maturity Date”), (ii) at such date when declared due and payable by the Company upon the occurrence of an Event of Default (as defined in the Secured Note), or (iii) at any such earlier date as set forth in the Secured Note. All accrued unpaid interest shall be payable in cash. On February 4, 2019, the Secured Note was amended to increase the maximum principal amount that may be outstanding at any time under the Secured Note from $3 million to $5 million. On April 2, 2019, the Secured Note was amended to increase the maximum principal amount that may be outstanding at any time under the Secured Note from $5 million to $8 million. On May 22, 2019, the Secured Note was amended to increase the maximum principal amount that may be outstanding at any time under the Secured Note from $8 million to $10 million. The largest aggregate principal amount owed by Sysorex to the Company during the Reporting Period was approximately $10 million, the amount of principal paid during the Reporting Period was approximately $1.8 million and the interest paid during the Reporting Period was $0. The amount owed by Sysorex to the Company as of June 30, 2020 was approximately $8.5 million. The Secured Note has been classified as “held for sale” and the Company, with the assistance of a third-party valuation firm, estimated the fair value of such using Sysorex financial projections, a discounted cash flow model and a 12.3% discount rate. As a result, the Company established a full valuation allowance as of June 30, 2020. We are required to periodically re-evaluate the carrying value of the note and the related valuation allowance based on various factors, including, but not limited to, Sysorex’s performance and collectability of the note. Sysorex’s performance against those financial projections will directly impact future assessments of the fair value of the note. On March 1, 2020, the Company amended the Secured Note to extend the maturity date of the Secured Note to December 31, 2022, to increase the default interest rate from 18% to 21% or the maximum rate allowable by law and to require a cash payment to the Company by Sysorex against the Loan Amount in an amount equal to no less than 6% of the aggregate gross proceeds raised following the completion of any financing, or series of related financings, in which Sysorex raises aggregate gross proceeds of at least $5 million.

Sysorex Receivable

On February 20, 2019, the Company, Sysorex and Atlas Technology Group, LLC (“Atlas”) entered into a settlement agreement resulting in a net award of $941,796 whereby Atlas agreed to accept an aggregate of 16,655 shares of freely-tradable common stock of the Company in full satisfaction of the award.  The Company and Sysorex each agreed pursuant to the terms and conditions of that certain Separation and Distribution Agreement, dated August 7, 2018, as amended, that 50% of the costs and liabilities related to the arbitration action would be shared by each party following the Spin-off. As a result, Sysorex owes the Company $559,121 for the settlement plus the interest accrued during the fiscal year ended December 31, 2019 of $57,238.  There were no repayments during 2019, the highest balance during the fiscal year ended December 31, 2019 was $616,359 and total owed to the Company for this settlement as of December 31, 2019 was $616,359.

Systat License Acquisition

On June 30, 2020 (the “Closing Date”), pursuant to the terms and conditions of that certain Exclusive Software License and Distribution Agreement, dated as of June 19, 2020, with an effective date of June 1, 2020 (as amended, the “License Agreement”), with Cranes Software International Ltd., a company organized under the laws of India (“Cranes”), and Systat Software, Inc., a Delaware corporation (“Systat,” and together with Cranes, the “Systat Parties”), we acquired (a) an exclusive, worldwide license to use, modify, develop, market and distribute certain Software, software source, user documentation and related Systat intellectual property and (b) an exclusive, worldwide sub-license to use, modify, develop, market and distribute software, software source, user documentation and related intellectual property licensed to Systat by Cranes (collectively, the “Licenses”). In exchange for the Licenses we paid $2.2 million in cash and we partitioned a portion of the Secured Note into a new note in an amount equal to $3 million in principal plus accrued interest (the “Closing Note”) and assigned the Closing Note and all rights and obligations thereunder to Systat in accordance with the terms and conditions of that certain Promissory Note Assignment and Assumption Agreement. An additional $3.3 million of the principal balance underlying the Secured Note will be partitioned and assigned to Systat as consideration payable for the rights granted under the license, subject to certain offset rights, as follows: (i) $1.3 million on the three month anniversary of the Closing Date; (ii) $1.0 million on the six month anniversary of the Closing Date; and (iii) $1.0 million on the nine month anniversary of the Closing Date.

At any time during the first 5-year period of the term of the grant of the Licenses, we may exercise our option to purchase certain software, software source, user documentation, Systat intellectual property, customer information and equipment from the Systat Parties in exchange for an assignment of our right to receive an additional $1.0 million in principal under the Secured Note.

Nadir Ali, our Chief Executive Officer and a member of our Board, is a related party in connection with the acquisition of the Licenses as a result of his service as a director of Sysorex, the issuer of the Secured Note that was assigned in accordance with the terms and conditions of the License Agreement. In addition, Tanveer Khader and Kareem Irfan, members of our Board, are also related parties in connection with the acquisition of the Licenses as a result of their respective employment relationships with the Systat Parties.

Subscription of Units of Cardinal Venture Holdings

On September 30, 2020, we entered into a Subscription Agreement (the “Subscription Agreement”) with Cardinal Venture Holdings LLC, a Delaware limited liability company (“CVH”), pursuant to which we agreed to (i) contribute up to $1,800,000 (the “Contribution”) to CVH and (ii) purchase up to 599,999 Class A Units of CVH (the “Class A Units”) and up to 1,800,000 Class B Units of CVH (the “Class B Units,” and, together with the Class A Units, the “Units”). The aggregate purchase price of $1,800,000 for the Units is deemed to be satisfied in part through the Contribution.

CVH owns certain interests in the sponsor entity (the “Sponsor”) to a special purpose acquisition company formed for the purpose of pursuing an initial public offering of its securities followed by effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “SPAC”). It is anticipated that the Contribution will be used by CVH to fund the Sponsor’s purchase of securities in the SPAC.

Nadir Ali, our Chief Executive Officer and a director, beneficially owns membership interests in CVH through 3AM LLC, a Delaware limited liability company and a founding member of CVH (“3AM”).

Concurrently with our entry into the Subscription Agreement, we entered into the Amended and Restated Limited Liability Company Agreement of CVH (the “LLC Agreement”), dated as of September 30, 2020. Under the terms of the LLC Agreement, in the event the Managing Member (as defined in the LLC Agreement) can no longer manage CVH’s affairs due to his death, disability or incapacity, 3AM will serve as CVH’s replacement Managing Member. Except as may be required by law, we, as a non-managing member under the LLC Agreement, do not have any voting rights and generally cannot take part in the management or control of CVH’s business and affairs.

The LLC Agreement provides that each Class A Unit and each Class B Unit represents the right of the Company to receive any distributions made by the Sponsor on account of the Class A Interests and Class B Interests, respectively, of the Sponsor.

We not required to make additional capital contributions to CVH, unless any such capital contribution is approved by all of CVH’s members. In addition, the LLC Agreement contains terms and conditions that provide for limitations on liability, restrictions on rights to distributions and certain indemnification rights for CVH’s members.

Proposal ONE:

Election Of Directors

Nominees for Election

Our business affairs are managed under the direction of our Board, which is currently composed of five members. Three of our directors are independent according to the independent director requirements of Nasdaq. Our directors serve for one-year terms.

At the Annual Meeting, stockholders will be asked to elect the following five directors to serve until the 2021 annual meeting of stockholders or until their successors are duly elected and qualified:

•        Nadir Ali

•        Wendy Loundermon

•        Leonard Oppenheim

•        Kareem Irfan

•        Tanveer Khader

If a quorum is present at the Annual Meeting, then nominees will be elected by a majority of the votes cast by the holders of shares of Common Stock present virtually or represented by proxy and entitled to vote at the meeting. There is no cumulative voting in the election of directors.

In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our Board may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

Unless otherwise provided by law, any vacancy on the Board, except for a vacancy created by the removal of a director, may be filled by the stockholders, by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. A vacancy in the Board created by the removal of a director may only be filled by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of the holders of a majority of the outstanding shares.

The relevant experiences, qualifications, attributes or skills of each nominee that led our Board to recommend the above persons as a nominee for director are described in the section entitled “Executive Officers, Directors and Corporate Governance.”

Vote Required

The nominees will be elected by a majority of the votes cast by the holders of shares of Common Stock present virtually or represented by proxy and entitled to vote in the election. You may choose to vote FOR, AGAINST or ABSTAIN separately for each nominee. A properly executed proxy or voting instructions marked ABSTAIN with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum.

***THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE***

PROPOSAL TWO:

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION
PAID TO OUR NAMED EXECUTIVE OFFICERS

Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles that underlie our compensation program. The Dodd-Frank Act, enables our stockholders to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. The proposal, commonly known as a “say-on-pay” proposal, is required under Section 14A of the Exchange Act (which was put in place by the Dodd-Frank Act) and gives our stockholders the opportunity to express their views on the Company’s executive compensation. Because this vote is an advisory vote, this proposal is not binding upon the Company, our Board or the Compensation Committee; however, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will review the voting results. To the extent there is any significant vote against the compensation of our Named Executive Officers as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address these concerns.

We are asking our stockholders to indicate their support for our Named Executive Officer compensation program as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and the related narrative discussion in this Proxy Statement, is hereby APPROVED.”

As required by the Dodd-Frank Act, this vote does not overrule any decisions by our Board, will not create or imply any change to or any additional fiduciary duties of the Board.

As further described in Proposal Three, the Board is asking the Company’s stockholder to vote at the Annual Meeting on a proposal regarding the frequency of the vote on future say-on-pay proposals as required by Section 14A. Subject to adoption by the Board of a different frequency for an advisory vote on executive compensation in accordance with the recommendation of the Company’s stockholders pursuant to Proposal Three or otherwise, we currently expects to hold future advisory votes on executive compensation every three years, and the next “say-on-pay” vote is expected to occur at the annual meeting of our stockholders in 2023. As required by Section 14A, we are asking the stockholders to vote on the frequency of votes for approval of executive compensation under Proposal Three.

Vote Required

The affirmative vote of a majority of the votes cast for or against the proposal is required for approval of, on an advisory basis, the executive compensation. This is a non-binding advisory vote. If your shares are held by a broker and you do not give the broker specific instructions on how to vote your shares, your broker may not vote your shares at its discretion. Abstentions will have no effect on the outcome of the vote on this proposal.

***THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS***

PROPOSAL THREE:

APPROVAL, ON AN ADVISORY BASIS, OF THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION TO BE PAID TO OUR NAMED EXECUTIVE OFFICERS

Background

The Dodd-Frank Act also provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC, which we refer to as an advisory vote on executive compensation. By voting with respect to this proposal, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

The Board believes that a frequency of “every three years” for the advisory vote on executive compensation is the optimal interval for conducting and responding to a “say on pay” vote. In determining to recommend that stockholders vote for a frequency of once every three years, the Board considered how an advisory vote at this frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation policies and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and business results. An advisory vote occurring once every three years will also permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices that have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation. We will continue to engage with our stockholders regarding our executive compensation program during the period between advisory votes on executive compensation. Stockholders who have concerns about executive compensation during the interval between “say on pay” votes are welcome to bring their specific concerns to the attention of the Board. Please refer to “Executive Officers, Directors and Corporate Governance — Stockholder Communications” in this Proxy Statement for information about communicating with the Board.

Although this advisory vote on the frequency of the “say on pay” vote is non-binding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

As required by the Dodd-Frank Act, this vote does not overrule any decisions by the Board, will not create or imply any change to or any additional fiduciary duties of the Board.

Vote Required

Generally, approval of any matter presented to stockholder is determined by a majority of the votes cast affirmatively or negatively on the matter, assuming a quorum is present. However, given that this vote is advisory and non-binding, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the stockholders. In such instance, while none of the three alternatives will have been approved, stockholder will still have the ability to communicate their preference with respect to this vote. This is a non-binding advisory vote. If your shares are held by a broker and you do not give the broker specific instructions on how to vote your shares, your broker may not vote your shares at its discretion. Abstentions will have no effect on the outcome of the vote on this proposal.

***THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE OPTION OF “EVERY THREE YEARS” FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION***

PROPOSAL FOUR:

Ratification of THE Appointment of OUR Independent
Registered Public Accounting Firm

The Audit Committee of the Board has appointed Marcum LLP (“Marcum”) as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2020. Marcum has served as our independent registered public accounting firm since 2012.

Stockholder ratification of the selection of Marcum as our independent registered public accounting firm is not required by our Bylaws or the Nevada Revised Statutes. The Board seeks such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection of Marcum as our independent registered public accounting firm, the Board will reconsider whether to retain that firm for fiscal year 2020. In making its recommendation to the Board that stockholders ratify the appointment of Marcum as our independent registered public accounting firm for the fiscal year ending December 31, 2020, the Audit Committee considered whether Marcum’s provision of non-audit services is compatible with maintaining the independence of our independent registered public accounting firm. The Audit Committee pre-approved the audit fees, audit-related fees, tax fees and all other fees described below in accordance with our pre-approval policy and believes such fees are compatible with the independence of Marcum. Set forth below are approximate fees for services rendered by Marcum LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2019 and 2018.

	2019	2018
Audit Fees(1)	$399,382	$499,850
Audit Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—

____________

(1)      Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

Audit Fees.    The “Audit Fees” are the aggregate fees of Marcum attributable to professional services rendered in 2019 and 2018 for the audit of our annual financial statements, for review of financial statements included in our quarterly reports on Form 10-Q or for services that are normally provided by Marcum in connection with statutory and regulatory filings or engagements for that fiscal year. These fees include fees billed for professional services rendered by Marcum for the review of registration statements or services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees.    Marcum billed us for professional services that were reasonably related to the performance of the audit or review of financial statements in 2019 and 2018, which are not included under Audit Fees above including the filing of our registration statements, including our Registration Statement on Form S-3. This amount also includes audit fees related to acquisitions.

Tax Fees.    Marcum did not perform any tax advice or planning services in 2018 or 2017.

All Other Fees.    Marcum did not perform any services for us or charge any fees other than the services described above in 2019 and 2018.

Pre-approval Policies and Procedures

The Audit Committee is required to review and approve in advance the retention of the independent auditors for the performance of all audit and lawfully permitted non-audit services and the fees for such services. The Audit Committee may delegate to one or more of its members the authority to grant pre-approvals for the performance of non-audit services, and any such Audit Committee member who pre-approves a non-audit service must report the pre-approval to the full Audit Committee at its next scheduled meeting. The Audit Committee is required to periodically notify the Board of their approvals. The required pre-approval policies and procedures were complied with during 2019 and 2018.

Marcum LLP Representatives at Annual Meeting

We expect that representatives of Marcum will be physically present or available via phone at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions after the meeting.

Vote Required

The affirmative vote of the holders of shares of Common Stock representing a majority of the votes cast by the holders of all of the shares of Common Stock present virtually or represented by proxy and entitled to vote on such matter will be required for the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Abstentions will have no effect on the outcome of the vote on this proposal.

***THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF MARCUM LLP***

Report of the Audit Committee

The Audit Committee of the Board has:

•        reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2019 with management;

•        discussed with the Company’s independent auditors the matters required to be discussed under Public Company Accounting Oversight Board Auditing Standard No. 1301; and

•        received the written disclosures and letter from the independent auditors required by the applicable requirements of the Public Accounting Oversight Board regarding the independent auditors communications with the Audit Committee concerning independence, and has discussed with Marcum LLP matters relating to its independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the consolidated financial statements audited by Marcum LLP for the fiscal year ended December 31, 2019 be included in its Annual Report on Form 10-K for such fiscal year.

Audit Committee of the Board

Leonard Oppenheim
Tanveer Khader
Kareem Irfan

PROPOSAL FIVE:

AUTHORIZATION TO ADJOURN THE ANNUAL MEETING

If the Annual Meeting is convened and a quorum is present, but there are not sufficient votes to approve the foregoing proposals described in this Proxy Statement, the Company may move to adjourn the Annual Meeting at that time in order to enable our Board of Directors to solicit additional proxies.

In this Proposal Five, we are asking our stockholders to authorize the Company to adjourn the Annual Meeting to another time and place, if necessary or advisable, to solicit additional proxies in the event that there are not sufficient votes to approve the forgoing proposals, each as described in this Proxy Statement. If our stockholders approve this Proposal Five, we could adjourn the Annual Meeting and any adjourned session of the Annual Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders that have previously voted. Among other things, approval of this proposal could mean that, even if we had received proxies representing a sufficient number of votes to defeat the forgoing proposals, we could adjourn the Annual Meeting without a vote on such proposals and seek to convince our stockholders to change their votes in favor of such proposals.

If it is necessary or advisable to adjourn the Annual Meeting, no notice of the adjourned meeting is required to be given to our stockholders, other than an announcement at the Annual Meeting of the time and place to which the Annual Meeting is adjourned, so long as the meeting is adjourned for 45 days or less and no new record date is fixed for the adjourned meeting. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting.

Vote Required

The affirmative vote of the holders of shares of Common Stock representing a majority of the votes cast by the holders of all of the shares of Common Stock present virtually or represented by proxy and entitled to vote on such matter will be required to approve this proposal. If your shares are held by a broker and you do not give the broker specific instructions on how to vote your shares, your broker may not vote your shares at its discretion. Abstentions will have no effect on the outcome of the vote on this proposal.

***OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A “FOR” VOTE
FOR THIS PROPOSAL TO AUTHORIZE THE ADJOURNMENT OF THE ANNUAL MEETING***

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

We and some brokers have adopted “householding,” a procedure under which stockholders who have the same address will receive a single Notice of Internet Availability or set of proxy materials, unless one or more of these stockholders provides notice that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. This procedure can result in significant savings to our Company by reducing printing and postage costs. If you participate in householding and wish to receive a separate Notice of Internet Availability or set of proxy materials, or if you wish to receive separate copies of future Notices, annual reports and proxy statements, please call or write to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717, telephone number 1-800-579-1639, or Wendy Loundermon, Chief Financial Officer and Secretary of Inpixon, 2479 E. Bayshore Road, Suite 195, Palo Alto, CA 94303, telephone number (703) 665-0585. We will deliver the requested documents to you promptly upon your request. Stockholders who share an address and receive multiple copies of the Notice of Internet Availability or proxy materials can also request to receive a single copy by following the instructions above.

Requirements For Advance Notification of Nominations
and Stockholder Proposals

Stockholder proposals submitted to us pursuant to Rule 14a-8 promulgated under the Exchange Act for inclusion in our Proxy Statement and form of proxy for our 2021 Annual Meeting of stockholders must be received by us no later than June 16, 2021, which is 120 calendar days before the one-year anniversary of the date on which the Company first mailed this Proxy Statement, and must comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission. Stockholder proposals should be addressed to our Secretary at 2479 E. Bayshore Road, Suite 195, Palo Alto, CA 94303.

Recommendations from stockholders which are received after the deadline likely will not be considered timely for consideration by the Company for next year’s annual meeting.

MANAGEMENT CONTRACTS

Management functions of the Company are substantially performed by directors or executive officers of the Company and not, to any substantial degree, by any other person with whom the Company has contracted.

Other Matters

The Board does not intend to bring any other matters before the Annual Meeting and has no reason to believe any other matters will be presented. If other matters properly do come before the Annual Meeting, however, it is the intention of the persons named as proxy agents in the enclosed proxy card to vote on such matters as recommended by the Board or, if no recommendation is given, in their own discretion.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the proxy card or, if so requested, by executing and returning, at your earliest convenience, the requested proxy card in the envelope that will have been provided.

THE BOARD OF DIRECTORS

Palo Alto, CA
October 14, 2020

INPIXON 2479 E. BAYSHORE ROAD SUITE 195 PALO ALTO, CA 94303 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/INPX2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D25722-Z78366 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. INPIXON The Board of Directors recommends you vote FOR the following proposals: 1. The election of five directors to serve until Inpixon’s next annual meeting of stockholders or until the election and qualification of their successors Nominees: For Against Abstain 1a. Nadir Ali 1b. Wendy Loundermon 1c. Leonard Oppenheim 1d. Kareem Irfan 1e. Tanveer Khader 2. The approval, on an advisory basis, of the compensation paid to Inpixon’s named executive officers The Board of Directors recommends you vote every 3 YEARS on the following proposal: 3 Years 1 Year 2 Years Abstain 3. The approval, on an advisory basis, of the frequency of future advisory votes on the compensation paid to Inpixon’s named executive officers The Board of Directors recommends you vote FOR the following proposals: 4. The ratification of the appointment of Marcum LLP as Inpixon’s independent registered public accounting firm for the fiscal year ending December 31, 2020 5. The approval of the adjournment of the Annual Meeting, if necessary or advisable, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes to approve the foregoing proposals Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. D25723-Z78366 INPIXON Annual Meeting of Stockholders November 24, 2020 10:00 AM, Pacific Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Nadir Ali and Wendy Loundermon, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of INPIXON that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Pacific Time on November 24, 2020, atwww.virtualshareholdermeeting.com/INPX2020 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side